Exhibit (a)(1)(ix)

3111 W. Allegheny Ave.

Philadelphia, PA 19132

Contact: Brian Zuckerman

Phone: 215-430-9169

For Immediate Release

Pep Boys Receives Notice of Icahn Ownership Interest

Philadelphia, Penn. (December 7, 2015) — The Pep Boys – Manny, Moe & Jack (Pep Boys; NYSE: PBY) today confirmed that on December 4, 2015 it received notice that Carl C. Icahn and affiliated entities (Icahn) filed a Schedule 13D, on December 4, 2015, disclosing its beneficial ownership of approximately 12% of Pep Boys’ Common Stock. The Schedule 13D also disclosed that Icahn had engaged in prior discussions with the Company regarding Icahn’s interest in Pep Boys and, in particular, its retail business.

As previously announced on October 26, 2015, following a thorough review of strategic alternatives to enhance shareholder value that included discussions with a number of interested parties, Pep Boys and Bridgestone Retail Operations, LLC, a wholly owned subsidiary of Bridgestone Americas, Inc., entered into a definitive merger agreement under which Bridgestone will acquire Pep Boys in an all-cash transaction for $15.00 per share.

The “Background to the Offer” section of Pep Boys’ solicitation/recommendation statement on Schedule 14D-9 previously filed in connection with the merger agreement describes the Company’s prior discussions with Icahn (referred to as “Party H” therein). The Schedule 14D-9 discloses that such discussions took place over six months and did not result in Icahn’s presentation to the Company of a transaction with a value superior to Bridgestone’s $15.00 per share offer. Notably, on October 22, 2015, Icahn declined to increase its previously delivered $13.50 per share proposal for the Company and, since that date, Icahn has not presented the Company with any subsequent proposal.

On December 4, 2015, Icahn also made a Hart-Scott-Rodino anti-trust filing in order to further preserve its flexibility.  The notice disclosed Icahn’s “good faith intention,” dependent upon various factors including market conditions, to acquire in excess of a majority of Pep Boys’ outstanding voting securities.  However, the Schedule 13D filed by Icahn reserved its right to propose a variety of other transactions involving Pep Boys in order to achieve its stated interest in acquiring Pep Boys’ retail business.

These notices have raised concerns that Icahn may be taking these actions to obtain negotiating leverage in its discussions with third parties regarding Icahn’s potential purchase of Pep Boys’ retail business and, as a result, Pep Boys shareholders’ ability to realize the value presented by the Bridgestone offer may be frustrated.

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP BOYS (1-800-737-2697) or by visiting www.Pep Boys.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” ‘intend,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov. The forward-looking statements included in this announcement are made as of the date hereof. Pep Boys is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction among Pep Boys, Bridgestone Retail Operations, LLC (BSRO) and TAJ Acquisition Co. (TAJ) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by BSRO and TAJ with the U.S. Securities and Exchange Commission (SEC) on November 16, 2015, as amended from time to time. In addition, on November 16, 2015, Pep Boys filed a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. Pep Boys shareholders are able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc., the Information Agent for the tender offer, Telephone Number (866) 620-2536, or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number (215) 430-9169.